Exhibit 5.1

[Goodwin Procter Letterhead]

December 11, 2012

Retail Properties of America, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-184790) (as amended or supplemented, the “Registration Statement”) filed on November 6, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Retail Properties of America, Inc., a Maryland corporation (the “Company”), of any combination of securities of the type specified therein. The Registration Statement became effective upon filing with the Commission on November 6, 2012. Reference is made to our opinion letter dated November 6, 2012 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 12, 2012, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 5,750,000 shares (the “Shares”) of the Company’s Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) covered by the Registration Statement. The Shares include an over-allotment option to purchase 750,000 shares of the Series A Preferred Stock granted to the underwriters of the offering. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the underwriting agreement, dated as of December 11, 2012 (the “Underwriting Agreement”), among the Company and the Underwriters listed on Schedule I to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP